Exhibit 1.3

APPROVED

by the General Shareholders’ Meeting

of OJSC Rostelecom on June 25, 2005

REGULATIONS

on the Board of Directors of

Open Joint Stock Company

Long-Distance and International Telecommunications “Rostelecom”

(restated version No. 4)

Moscow

2005

1. General Provisions

1.1

These Regulations on the Board of Directors (hereinafter, the “Regulations”), in accordance with the Civil Code of the Russian Federation, the Federal Law “On Joint-Stock Companies” (the “JSC Law”) and the Charter of the Company, govern the procedure for convening and holding meetings of the Board of Directors, and the amount and procedure for payment of remuneration and reimbursement to members of the Board of Directors of the Company.

1.2

The Board of Directors is the Company’s collective governing body, which provides general management of its activities, except in matters assigned by the JSC Law to the General Shareholders’ Meeting of the Company.

2. Objectives and Principles of the Board of Directors

2.1

The objectives of the activities of the Board of Directors shall be to ensure maximum profits and increase of assets of the Company, the protection of the rights and legitimate interests of its shareholders, and the provision of complete, accurate, and objective public information about the Company.

2.2	In order to accomplish these objectives, the Board of Directors shall adhere to the following principles:
	–	make decisions on the basis of reliable information about the Company’s activities;
	–	prevent violations of shareholders’ rights to participate in the management of the Company’s activities and to receive dividends and information on the Company;
–

achieve a balance between the interests of different groups of shareholders and ensure that the Board of Directors adopts decisions in an objective manner for the benefit of all shareholders of the Company.

2.3

Any irremovable ambiguity in the rules set forth in legislation and the Company’s internal documents shall be interpreted by the Board of Directors in favor of the rights and legitimate interests of the shareholders.

3. Rights and Duties of a Member of the Board of Directors;

Procedure for Exercising Them

3.1	A member of the Board of Directors shall have the right:
	–	to request from the Company’s officers any information on the Company’s activities, and any of the documents specified in Article 89 of the JSC Law, in the manner established by these Regulations;
–

to receive remuneration for performance of his or her duties and reimbursement of expenses related to the performance of functions of a member of the Board of Directors in the instances and amounts stipulated herein;

	–	to demand that his or her dissenting opinion on issues on the agenda and adopted decisions be recorded in the minutes of a meeting (absentee voting) of the Board of Directors.
3.2	A member of the Board of Directors shall:
	–	be loyal to the Company, i.e., refrain from using his or her position in the Company for the benefit of other persons;
	–	act within the scope of his or her authority in accordance with the objectives and principles of the Board of Directors;

	–	act reasonably and in good faith with respect to the Company’s affairs;
–

not disclose privileged information on the Company’s activities that becomes known to him or her in the course of fulfilling his or her duties as a member of the Board of Directors and to which access is limited in accordance with the laws of the Russian Federation and the Company’s internal documents;

	–	initiate meetings or absentee voting by the Board of Directors in order to decide urgent matters;
	–	participate in the decision-making of the Board of Directors by voting on issues on the agenda of meetings or by absentee voting;
	–	make reasonable decisions, having reviewed all necessary information and materials;
	–	evaluate risks and adverse consequences in the course of decision-making;
	–	notify the Company in a timely manner of his or her affiliations and/or changes in his or her affiliations;
	–	notify the Board of Directors of proposed transactions in which he/she may be deemed an interested party;
–

notify the Secretary of the Board (Corporate Secretary) in writing about (i) holding of securities of the Company, (ii) intentions to execute transactions with securities of the Company and its affiliates, and (iii) executed transactions with such securities, in the manner established by the applicable internal document approved by the Board of Directors; and

–

not establish or participate in organizations competing with the Company unless this has been permitted by a majority of the independent directors of the Board of Directors or by shareholders holding a majority of the ordinary shares of the Company.

3.3	The activity of a member of the Board of Directors shall be constant and not be limited to participation in the decision-making of the Board of Directors.
3.4	The Company shall, at the oral or written request of a member of the Board of Directors, provide him or her with personal access to the information and documents stipulated in clause 3.1 hereof.

The requested information and documents shall be provided in person to the member of the Board of Directors for review within five days from the moment when such request was made or within another period agreed upon with the requesting member.

The Company shall, at the request of a member of the Board of Directors, provide him or her with copies of the requested documents.

4. Chairman of the Board of Directors

4.1

The Chairman of the Board of Directors shall be elected by and from among the members of the Board of Directors by a majority of votes of the members of the Board of Directors participating in the first meeting following their election by the General Shareholders’ Meeting of the Company.

4.2	The person performing the functions of the sole executive body of the Company may not simultaneously be the Chairman of the Board of Directors.
4.3	The Board of Directors may re-elect the Chairman of the Board of Directors at any time.
4.4	The members of the Board of Directors may elect a Deputy Chairman. In the absence of the Chairman of the Board of Directors, all of his or her functions

(including the right to sign documents) shall be performed by the Deputy Chairman or, in the absence of the latter, by one of the members of the Board of Directors authorized by a decision of the Board of Directors adopted by a majority of votes of its members participating in the respective meeting.

4.5

The Chairman of the Board of Directors shall organize the work of the Board of Directors, convene and preside at its meetings, and arrange absentee voting and the keeping of minutes at meetings of the Board of Directors.

4.6	The Chairman of the Board of Directors may not delegate his or her functions to another person.

5. Secretary of the Board of Directors

5.1

The Secretary of the Board of Directors shall be appointed by a majority of votes of the members of the Board of Directors participating in the first meeting following their election by the General Shareholders’ Meeting of the Company.

5.2	The Board of Directors may at any time dismiss the Secretary of the Board of Directors and appoint a new Secretary of the Board of Directors.
5.3

In the absence of the Secretary of the Board of Directors, his or her functions shall be performed by another person authorized by a decision adopted by a majority of votes of the Board of Directors members participating in the respective meeting. If an appropriate decision is adopted by the Board of Directors, the Corporate Secretary shall serve as the Secretary of the Board of Directors in accordance with the Company’s Charter, these Regulations, and the Regulations on the Corporate Secretary and Corporate Secretary’s Department.

5.4	The Secretary of the Board of Directors shall have the right:
	–	to request from the Company’s officers information and documents required for the preparation of materials regarding issues on the agenda of meetings of the Board of Directors;
	–	to receive remuneration for the performance of his or her duties and reimbursement for expenses related to the performance of functions of the Secretary of the Board of Directors.
5.5	The Secretary of the Board of Directors shall:
	–	keep and draw up minutes of meetings and absentee votings of the Board of Directors;
	–	record and keep incoming documentation and copies of outgoing documentation of the Board of Directors;
	–	notify members of the Board of Directors about meetings (absentee voting) of the Board of Directors in the manner and within the time established by these Regulations;
–

send out the materials necessary for consideration of the agenda issues of meetings (absentee voting) of the Board of Directors to the members of the Board of Directors in the manner and within the term stipulated herein;

	–	make extracts from minutes of meetings and absentee voting of the Board of Directors; and
	–	perform other functions specified by these Regulations.
5.6

The Secretary of the Board of Directors shall be paid remuneration on a quarterly basis for performance of his or her functions and reimbursed for expenses related to the performance of functions of the Secretary of the Board of Directors.

The amounts of remuneration and reimbursement payable to the Secretary of the Board of Directors, or the methods of calculating them, and the sources and procedure for their payment shall be established by a decision of the Board of Directors.

6. Meetings of the Board of Directors

6.1	A decision of the Board of Directors may be adopted at a meeting (including video- or audio- conference call) or by absentee voting.
6.2

Meetings of the Board of Directors shall be held regularly in accordance with the work plan approved at a meeting of the Board of Directors, but no less than once every three months. If required, the Board of Directors may consider issues not included in the work plan.

A meeting of the Board of Directors concerning issues associated with the preparation and holding of the annual General Shareholders’ Meeting shall be held no later than 1 (one) month after the date established by the laws of the Russian Federation for the submission of annual financial statements, for the purpose of considering draft annual reports, the annual balance sheet (including the Company’s profit and loss statement), the distribution of its profit and loss based on the results of the financial year, and the report of the Company’s external auditor.

6.3

A meeting (absentee voting) of the Board of Directors shall be convened (initiated) by the Chairman of the Board of Directors on his or her own initiative, at the request of a member of the Board of Directors or the Audit Committee, the Company’s external auditor, or the individual executive body or collective executive body of the Company, or at the request of a shareholder (shareholders) holding in aggregate at least 2 (two) percent of the Company’s voting shares.

6.4	The request to convene a meeting (absentee voting) of the Board of Directors shall contain the following information:
	–	the name of the person initiating the meeting or the name of the body or the legal entity making the request;
	–	if the request for convocation of a meeting is submitted by a shareholder, the number and category (type) of his or her shares;
	–	the form of decision-making (at a meeting or by absentee voting);
	–	the date of the meeting or, in the case of absentee voting, the deadline for acceptance of written opinions of the members of the Board of Directors on the agenda issues;
	–	the agenda of the meeting (absentee voting);
	–	the list of information and materials to be provided to the members of the Board of Directors for the meeting (absentee voting);
–

if proposals of agenda issues from a shareholder are signed on his or her behalf by an authorized representative, the proposal shall be accompanied by a notarized copy of the power of attorney or other evidence of the powers of the representative (minutes concerning the representative’s election/appointment as a person authorized to represent the legal entity without a power of attorney).

In addition, the request to convene a meeting (absentee voting) of the Board of Directors may contain the following information:

–	the date, time, and location of the meeting (in case of a meeting);
–	draft resolutions on the agenda issues; and
–	other information at the discretion of the party initiating the meeting (absentee voting).

6.5	The Chairman of the Board of Directors may not refuse to convene a meeting (initiate absentee voting) except in cases where:
	–	the request to convene a meeting (absentee voting) does not comply with the Company’s Charter or these Regulations;
	–	the initiating person does not have the right to request the convocation of a meeting (absentee voting) of the Board of Directors.
6.6

The Chairman of the Board of Directors shall consider a submitted request for the convocation of a meeting (initiation of absentee voting) of the Board of Directors and shall send a notice of the decision to the initiating person no later than three (3) days after the date when the decision was made.

In the event that the Chairman of the Board of Directors grants a request for the convocation of a meeting (absentee voting), the Chairman of the Board of Directors may change the form of decision-making or add to the agenda of the meeting (absentee voting).

6.7

Meetings of the Board of Directors may not consider issues not specified in the notice of the respective meeting except with the unanimous agreement of all members of the Board of Directors present at the meeting, provided that quorum is met.

The Secretary of the Board of Directors shall allow absent directors to express their opinion on newly introduced issues in writing, or by any other means or in any other form convenient to them (including mail, wire, phone, e-mail, or other types of communication).

6.8

The notice of a meeting of the Board of Directors shall be signed by the Chairmen of the Board of Directors and delivered to each member of the Board of Directors together with the necessary materials at least 14 (fourteen) working days prior to the date of the meeting (absentee voting).

If applicable legislation necessitates that a meeting of the Board of Directors be held on a tighter schedule, the period for delivering the notice with necessary materials shall be reduced.

Such period may also be reduced if any issue requires urgent decision, provided that no member of the Board of Directors objects.

The notification period for a meeting specified in the first paragraph of Clause 6.8 hereof may not be reduced if the agenda includes an issue related to the Company’s budget (including approval, adjustment, or performance thereof).

The first (organizational) meeting of the Board of Directors shall be held without prior notification on the date of the General Shareholders’ Meeting that elected the Board of Directors (provided that the decision on election of the Board of Directors and the voting results thereon were announced at the General Shareholders’ Meeting at which the voting took place).

The notice of a meeting shall be sent to the members of the Board of Directors in writing or in any other form convenient to them (including mail, telegraph, teletype, telephone, e-mail or other types of communication).

The notice of a meeting shall specify the address to which the members of the Board of Directors may send their written opinions.

Should it become impossible or difficult to hold a meeting of the Board of Directors at the venue or time communicated to the members of the Board of Directors, a meeting following the planned agenda may be held at another location or at another time.

All members of the Board of Directors shall be notified sufficiently in advance of any change in the location or time of a meeting of the Board of Directors so as to permit them to attend the meeting. A notice of such changes shall be sent to the members of the Board of Directors in any form guaranteeing receipt of the notice by the respective member of the Board of Directors at his/her location or mailing address.

6.9	In the adoption of decisions by the Board of Directors, the members of the Board of Directors who are present at the meeting shall express their opinion on agenda issues by voting.
6.9

If a member of the Board of Directors cannot attend a meeting in person, or when a meeting is held by way of absentee voting, the member shall express his or her opinion on the agenda issues in writing.

6.10

If the written opinion of a member of the Board of Directors contains his or her vote on all or some issues on the agenda, it shall be counted for purposes of determining the presence of a quorum and the voting results.

A written opinion must be submitted by a member of the Board of Directors prior to the meeting of the Board of Directors, or, if the meeting is held in the form of absentee voting, no later than the deadline for acceptance of written opinions from members of the Board of Directors.

6.11

The Chairman shall read out the written opinion of a member of the Board of Directors who is absent from the meeting prior to the commencement of voting on the agenda issue with respect to which such opinion has been submitted.

In case of absentee voting, the Secretary of the Board of Directors shall, on the basis of the written opinions received from the members of the Board of Directors, expressed in the form of signatures on questionnaires or other written evidence of the will of the members of the Board of Directors (facsimile message, telegram, etc.), draw up the minutes of absentee voting within 3 (three) business days after the deadline for acceptance of written opinions from the members of the Board of Directors.

If a received written opinion contains a proposed draft resolution materially different from that initially proposed for voting, the Secretary of the Board of Directors shall, prior to the drawing up of the minutes, bring such opinion to the attention of the other members of the Board of Directors and suggest that they express their opinion by voting on it in writing or in any other form convenient to them (including but not limited to mail, telegraph, teletype, telephone, e-mail or other means of communication).

6.12	In the adoption of decision at a meeting of the Board of Directors, each member of the Board of Directors shall have one vote.

A member of the Board of Directors may not delegate his or her voting right to another person, including another member of the Board of Directors.

In the event of a tie vote the Chairman of the Board of Directors shall have a casting vote.

6.13	The Secretary of the Board of Directors shall keep the minutes of the meetings of the Board of Directors.

The minutes of a meeting (absentee voting) of the Board of Directors shall be drawn up within 3 (three) business days after the date of the meeting (deadline for acceptance of written opinions, in the case of absentee voting).

The minutes of a meeting (absentee voting) shall specify:

–

the date, time, and location of the meeting, or, in the event of absentee voting, the place where the minutes were drawn up and the deadline for acceptance of written opinions of the members of the Board of Directors;

–	the persons who were present at the meeting (in case of a meeting);
–	the persons who have submitted written opinions on agenda issues;

–	the agenda of the meeting;
–	the issues put to a vote and the results of voting thereon; and
–	the taken decisions.

The minutes of a meeting of the Board of Directors shall be signed by the person presiding at the meeting and by the Secretary of the Board of Directors.

In case of absentee voting, the minutes of the meeting of the Board of Directors shall be signed by the Chairman of the Board of Directors and by the Secretary of the Board of Directors.

If the written opinions received from members of the Board of Directors are taken into account in determining the presence of a quorum and the voting results, such written opinions shall be attached to the minutes.

6.14

The Company shall keep the minutes of meetings (absentee voting) of the Board of Directors at the location of its executive body in the manner and for the period established by the federal executive body for the securities market. If such period is not established, the Company shall keep the minutes of meetings (absentee voting) of the Board of Directors permanently.

The Company shall provide the members of the Board of Directors, members of the Audit Commission, the external auditor of the Company, and, in accordance with applicable legislation, the shareholders of the Company with access to the minutes of meetings of the Board of Directors.

6.15

In cases where, in accordance with the Company’s Charter, a decision requires a three-quarters majority or unanimity of all members of the Board of Directors, disregarding the votes of retired members; the persons may be deemed retired members of the Board of Directors on the grounds indicated in the Company’s Charter.

7. Remuneration of Members of the Board of Directors

and Reimbursement for Expenses Related to

the Performance of Their Functions

7.1	For the period that they perform their duties, the Company shall compensate the members of the Board of Directors and reimburse them for expenses related to the performance of their functions.
7.2

For the purpose of paying remuneration to the members of the Board of Directors, the Company shall establish a remuneration fund formed by allocating five-tenths (0.5) of one percent of the Company’s net profits.

The amount of personal remuneration shall be proposed by the Chairman of the Board of Directors depending on the volume and intensity of the work performed by a member of the Board of Directors.

A decision on the amount of personal remuneration payable to a member of the Board of Directors shall be made at a meeting of the Board of Directors by a simple majority of votes of the members of the Board of Directors who are present at the meeting. The member of the Board of Directors whose remuneration is put to a vote shall not participate in the voting.

Those members of the Board of Directors who are governmental officials shall act without remuneration.

The amount of remuneration to be paid to the Chairman of the Board of Directors shall be at least 30 (thirty) percent higher than the highest remuneration paid to any member of the Board of Directors in accordance with this clause 7.2.

The members of the Board of Directors shall be insured at the expense of the Company against accidents.

7.3

For the purpose of paying remuneration to members of the Board of Directors for their work as committee members, the Company shall establish a fund formed by allocating seven-hundredths (0.07) of one percent of the Company’s net profits.

The amount of personal remuneration payable to members of committees of the Board of Directors shall be proposed by the Chairman depending on the volume and intensity of tasks performed by the committee members, and in accordance with the procedure for remuneration of committee members approved by the Board of Directors.

A decision on amount of personal remuneration payable to a member of a committee of the Board of Directors shall be made at a meeting of the Board of Directors by a simple majority of votes of the members of the Board of Directors who are present at the meeting. The committee member whose remuneration is put to a vote shall not participate in the voting.

7.4

Members of the Board of Directors may not receive remuneration or reimbursement of expenses for performing their duties in any kind or manner, for the adoption of decisions by the Board of Directors or other bodies of the Company, or for exercising their rights and performing their duties as members of the Board of Directors, other than the remuneration and reimbursement of expenses received in accordance with these Regulations or by decision of the General Shareholders’ Meeting.

Approval of Amendments and Additions to the Regulations

8.1	These Regulations shall be approved by the General Shareholders’ Meeting by a majority of votes of the shareholders holding voting shares of the Company and participating in the meeting.
8.2	These Regulations may be amended by the General Shareholders’ Meeting by a majority of votes of the shareholders holding voting shares of the Company and participating in the meeting.
8.3

If changes in the legislation of the Russian Federation or the Company’s Charter cause certain provisions of these Regulations to come into conflict with them, such provisions shall cease to be in effect, and until these Regulations have been amended the members of the Board of Directors shall act in accordance with the effective legal acts of the Russian Federation and the Company’s Charter.